Exhibit 4.1(d)

                                PLEDGE AGREEMENT

            This PLEDGE AGREEMENT (this "Agreement") is dated as of March 11, 2003 and is among Chelsea Court Holdings LLC, a Delaware limited liability company ("Chelsea"), as the limited partner in 1945/1947 Cedar River C.V. (the "Issuer"), Candlelight Management LLC, a Delaware limited liability company ("Candlelight"; Chelsea and Candlelight are each a "Company" and collectively, "Companies"), as the general partner in Issuer, and Bank One, N.A., as Trustee ("Trustee") under the Indenture (as defined below).

                               W I T N E S S E T H

            WHEREAS, Companies and Trustee have entered into an Indenture of even date herewith (as the same may be amended, modified or supplemented from time to time, the "Indenture") among PEI Holdings, Inc. ("PEI"), Companies, various other affiliates of PEI, and Trustee, governing the terms of certain Senior Secured Notes ("Notes") issued by PEI;

            WHEREAS, it is required under the Indenture that each Company shall have granted the pledge and security interests contemplated by this Agreement, and each Company desires to grant such pledge and security interests in order to facilitate the issuance of the Notes;

            NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, each Company hereby agrees with Trustee, for the benefit of Trustee and Holders as follows:

            1. Reference to Indenture. Terms defined in the Indenture and not otherwise defined herein shall have the respective meanings provided for in the Indenture. In addition, "Permitted Liens" means those Liens permitted by Section
4.08 of the Indenture.

            2. Pledge. To secure the payment and performance of the "Secured Obligations" (as defined in Section 3 below), each Company hereby pledges and hypothecates to Trustee, for the benefit of Trustee and Holders, and grants to Trustee, for the benefit of Trustee and Holders, a security interest in, the following (the "Pledged Collateral"):

            (a) the lesser of 65% of such Company's right, title and interest as a limited partner or general partner (as applicable) in the partnership interests in the Issuer and 65% of total combined voting power of all partnership interests of Issuer entitled to vote, which pledged partnership interests of such Company as of the date hereof are identified on Schedule I hereto (together, the " Pledged Partnership Interests") and the certificates, if any, representing the Pledged Partnership Interests, and, subject to Section 2(b) below, distributions at any time or from time to time of cash and other property, real, personal or mixed, from the Issuer upon complete or partial liquidation thereof or otherwise;

            (b) 65% of all additional partnership interests and other equity securities of Issuer at any time acquired by either Company in any manner, and the certificates, if any, representing such additional partnership interests and other equity securities (and any such additional partnership interests and other equity securities shall constitute part of the Pledged Partnership Interests under this Agreement), and all partnership interest distributions, cash distributions, cash, instruments and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests; provided, however, any additional partnership interests, when combined with the partnership interests already pledged, neither exceeds 65% of the partnership interests of Issuer outstanding nor 65% of the total combined voting power of all classes of stock of Issuer entitled to vote; and

            (c) all proceeds of any of the foregoing.

            3. Secured Obligations. This Agreement secures the payment and performance of each Company's obligations under the Indenture and each Security Document including, without limitation, this Agreement (all such debts, obligations and liabilities of each Company being collectively called the "Secured Obligations").

            4. Delivery of Pledged Collateral. All certificates, if any, representing or evidencing the Pledged Collateral shall, to the extent not delivered to and held by Bank of America, N.A., as Agent ("Administrative Agent") under the Credit Agreement in accordance with the Collateral Documents (as defined in the Credit Agreement) ("BA Security Documents"), be delivered to and held by or on behalf of Trustee, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Trustee. Trustee shall have the right, at any time in its discretion and without notice to either Company if an Event of Default has occurred and is continuing to transfer to or to register in the name of Trustee or any of its nominees any or all of the Pledged Collateral. In addition, in connection with the exercise of the remedies pursuant to Section 12 below following the occurrence and during the continuance of an Event of Default, Trustee shall have the right to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

            5. Representations and Warranties. Each Company represents and warrants as follows:

            (a) Schedule I hereto completely and accurately sets forth the number of partnership interests of Issuer being pledged hereunder by each Company as of the date hereof. The Pledged Partnership Interests held by each Company constitute the percentage of the issued and outstanding partnership interests of Issuer set forth on Schedule I hereto as of the date hereof.

            (b) Subject to filing UCC financing statements with the Secretary of State in each Company's jurisdiction of organization, Trustee has a valid and perfected second priority security interest in the Pledged Collateral, to the extent that the Uniform Commercial


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

Code is applicable thereto, free of any adverse claim, securing the payment of the Secured Obligations subject to Permitted Liens.

            (c) No consent of any other Person and no consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority (as defined in the Credit Agreement) is required either (i) for the pledge by each Company of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by each Company or
(ii) for the exercise by Trustee of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except (i) as has already been obtained or taken, (ii) as may be required in connection with any disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally, (iii) as to which the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect (as defined in the Security Agreement dated as of the date hereof between Companies and Trustee) and (iv) as set forth in the Intercreditor Agreement).

            (d) None of the Pledged Partnership Interests constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

            (e) As of the date hereof, there are no certificates, instruments or other documents evidencing the Pledged Collateral.

            6. Further Assurances.

            (a) Each Company will, from time to time, at such Company's expense, and upon Trustee's reasonable request, promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary, in order to perfect and protect any security interest granted or purported to be granted hereby, to enable Trustee to exercise and enforce the rights and remedies of Trustee hereunder with respect to any Pledged Collateral or to carry out the provisions and purposes hereof. Without limiting the generality of the foregoing, each Company will: (i) upon Trustee's reasonable request, appear in and defend any action or proceeding that may affect such Company's title to or Trustee's security interest in the Pledged Collateral; and
(ii) promptly after the purchase or other acquisition thereof, deliver to Trustee, to the extent not delivered to and held by the Administrative Agent pursuant to the BA Security Documents, all Pledged Partnership Interests hereunder.

            (b) Each Company will, promptly upon request, provide to Trustee all information and evidence it may reasonably request concerning the Pledged Collateral to enable Trustee to enforce the provisions of this Agreement.

            (c) Each Company will, promptly upon the purchase or acquisition of any additional partnership interests of Issuer, deliver to Trustee, to the extent not delivered to and held by the Administrative Agent pursuant to the BA Security Documents, such Pledged Partnership Interests as required by Section 4 above, together with the other documents required under Section 4 above.


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

            7. Voting Rights; Distributions; Etc.

            (a) So long as no Event of Default shall have occurred and is continuing and Trustee shall not have delivered to a Company notice of its election to exercise the rights set forth in subsection (b) below:

            (i) Each Company shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof; provided, however, that such Company shall not exercise or shall refrain from exercising any such right if, in Trustee's reasonable judgment, such action or inaction would have a material adverse effect on the value of the Pledged Collateral taken as a whole or any material part thereof.

            (ii) To the extent permitted under the Indenture, each Company shall be entitled to receive (A) any cash distributions and other cash distributions paid or payable with respect to any of the Pledged Collateral, and (B) any and all instruments, chattel paper and other rights, property or proceeds and products (other than cash or checks) received, receivable or otherwise distributed in respect of any Pledged Collateral.

            (b) If an Event of Default has occurred and is continuing:

            (i) All rights of each Company to exercise the voting and other consensual rights which such Company would otherwise be entitled to exercise pursuant to subsection 7(a)(i), shall cease to be effective upon notice by Trustee to such Company of Trustee's intent to exercise its rights hereunder, and upon delivery of such notice become vested in Trustee who shall thereupon have the sole right to exercise such voting and other consensual rights, subject to the rights of the Administrative Agent under the BA Security Documents and the Intercreditor Agreement. In order to effect the foregoing, each Company hereby grants Trustee an irrevocable proxy to vote the Pledged Collateral and each Company agrees to execute such other proxies as Trustee shall reasonably require.

            (ii) All rights of each Company to receive and retain any cash distributions and other distributions shall cease upon notice by Trustee to such Company and any such cash distributions or other distributions paid or payable with respect to any of the Pledged Collateral, subject to the rights of the Administrative Agent under the BA Security Documents and the Intercreditor Agreement, shall be paid to Trustee and held by Trustee to secure the Secured Obligations until the earlier of (a) such time as such Event of Default is cured or waived and (b) such time as the Trustee elects to apply such cash distributions and other distributions to the Secured Obligations (any such application to be in such order and manner set forth in Section 6.10 of the Indenture). All cash distributions and distributions which are received by either Company contrary to the provisions of this subsection 7(b) shall be


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

      received in trust for the benefit of Trustee, shall be segregated from other funds of such Company and shall be forthwith paid over to Trustee as Pledged Collateral in the same form as so received (with any necessary endorsement) to the extent not paid to the Administrative Agent pursuant to the BA Security Documents and the Intercreditor Agreement.

            8. Transfers and Other Liens; Additional Partnership Interests.

            (a) Except as permitted under the Indenture and the Security Documents, each Company agrees that such Company will not (i) encumber, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (ii) enter into any other contractual obligations (including without limitation any voting or partnership agreement) which could reasonably be expected to restrict or inhibit Trustee's rights or ability to vote or sell or otherwise dispose of the Pledged Collateral or any part thereof after the occurrence of an Event of Default.

            (b) Each Company agrees that it will not cause Issuer to issue any partnership interests (including any warrants, options, subscriptions or other contractual obligations for the purchase of partnership interests convertible into partnership interests) in addition to or in substitution for the Pledged Partnership Interests.

            9. Attorney-in-Fact. Each Company hereby irrevocably appoints Trustee as such Company's attorney-in-fact effective during the continuance of an Event of Default, with full authority in the place and stead of such Company and in the name of such Company, Trustee or Holders or otherwise, from time to time in Trustee's discretion to take any action (including completion and presentation of any proxy) and to execute any instrument that Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation (but subject to the other provisions hereof), to (i) receive, endorse and collect all instruments made payable to such Company representing any distribution in respect of the Pledged Collateral or any part thereof to the extent it is also Pledged Collateral; (ii) exercise the voting and other consensual rights pertaining to the Pledged Collateral; and (iii) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Trustee was the absolute owner thereof for all purposes, and to do, at Trustee's option and such Company's expense, at any time or from time to time, all acts and things that Trustee deems necessary to protect, preserve or realize upon the Pledged Collateral. Each Company hereby ratifies and approves all acts of Trustee made or taken pursuant to this Section 9. Except as specifically set forth in Section 11 hereof, neither Trustee nor any Person designated by Trustee shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power of attorney, being coupled with an interest, shall be irrevocable until all Secured Obligations shall have been paid in full.

            10. Trustee May Perform. If either Company fails to perform any agreement contained herein, Trustee may itself perform, or cause performance of, such agreement, and the expenses of Trustee incurred in connection therewith shall be payable by such Company under Section 15 hereof, and be a part of the Secured Obligations.


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

            11. Limitation on Duty of Trustee with Respect to the Pledged Collateral. The powers conferred on Trustee hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, Trustee shall have no duty with respect to any Pledged Collateral in its possession (or in the possession of any agent or bailee). Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such action for that purpose as a Company reasonably requests in writing, but failure of Trustee to comply with any such request at any time shall not of itself be deemed a failure to exercise reasonable care. It is expressly agreed that Trustee shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Trustee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral, but Trustee may do so and, subject to Section 15, all expenses incurred in connection therewith shall be payable by and for the sole account of such Company.

            12. Remedies upon Event of Default. If any Event of Default shall have occurred and is continuing:

            (a) Trustee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (the "UCC") in effect in the State of Illinois at that time, whether or not the UCC applies to the affected Pledged Collateral, and Trustee may also, without notice except as specified below, cause the Pledged Collateral or any part thereof to be sold in one or more parcels at public or private sale, at any exchange, broker's board or at any of Trustee's offices or elsewhere, for cash, on credit, or for future delivery, at such price or prices and upon such other terms as Trustee deems commercially reasonable. Each Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' prior written notice to such Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Pledged Collateral, if permitted by law, Trustee may bid (which bid may be, in whole or in part, in the form of discharge of the Secured Obligations) for the purchase of the Pledged Collateral or any portion thereof. Trustee shall not be obligated to cause to make any sale of Pledged Collateral regardless of notice of sale having been given. Trustee may cause to adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

            (b) Each Company recognizes that Trustee may be unable to effect a public sale of all or part of the Pledged Collateral and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Company acknowledges that any such private sales may be at prices and on terms less favorable to the seller than if sold at public


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

sales and agrees that such private sales shall be deemed to have been made in a commercially reasonable manner, and that Trustee shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuing corporation of such securities to register such securities for public sale under the Securities Act of 1933, as from time to time amended (the "Securities Act"), or under any other requirement of law, even if the issuing corporation would agree to do so. To the extent permitted by law, each Company hereby specifically waives all rights of redemption, stay or appraisal which such Company has or may have under any law now existing or hereafter enacted.

            13. Remedies Cumulative. No failure on the part of Trustee to exercise, and no delay in exercising and no course of dealing with respect to, any power, privilege or right under the Indenture or this Agreement or other Security Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Trustee of any power, privilege or right under the Indenture or this Agreement or any of the other Security Documents preclude any other or further exercise thereof or the exercise of any other such power, privilege or right. The powers, privileges and rights in this Agreement and the Indenture and other Security Documents are cumulative and are not exclusive of any other remedies provided by law.

            14. Application of Proceeds. If an Event of Default has occurred and is continuing, the proceeds of any sale of, or other realization upon, all or any part of the Pledged Collateral shall be applied as provided in Section 6.10 of the Indenture.

            15. Expenses. Each Company shall promptly pay to Trustee all reasonable costs and expenses of Trustee (including reasonable Attorney Costs) in connection with protecting or perfecting Trustee's security interest in the Pledged Collateral or in connection with any matters contemplated by or arising out of this Agreement (including without limitation the enforcement of this Agreement), the Indenture or any of the other Security Documents.

            16. Termination of Security Interests; Release of Collateral. Upon payment and performance in full of all Secured Obligations, the security interests granted herein shall automatically terminate and all rights to the Pledged Collateral shall revert to each Company (as applicable). Upon such termination of the security interests or release of any Pledged Collateral, Trustee will, at the expense of Companies, return to each Company (as applicable) all Pledged Collateral then in Trustee's possession and execute and deliver to each Company (as applicable) such documents as such Company shall reasonably request to evidence the termination of the security interests or the release of such Pledged Collateral which has not yet theretofore been sold or otherwise applied or released. Such release shall be without recourse or warranty to Trustee.

            17. Amendments, Waivers and Consents. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by either Company therefrom, shall in any event be effective without the written concurrence of Trustee and each Company.


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

            18. Notices. All notices, requests and other communications hereunder shall be given to each Company at the facsimile number and address set forth on the signature page hereof and to Trustee in accordance with Section
12.03 of the Indenture.

            19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Company may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Trustee and each Holder.

            20. Waiver. In addition to any other waivers herein, each Company waives to the greatest extent it may lawfully do so, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Company of its obligations under, or the enforcement by Trustee of, this Agreement. Each Company hereby waives diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Secured Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of the Secured Obligations, notice of adverse change in such Company's or any other Person's financial condition or any other fact which might materially increase the risk to such Company) with respect to any of the Secured Obligations or all other demands whatsoever. Each Company hereby waives, to the extent it may lawfully do so, any requirement on the part of any Holder to mitigate the damages resulting from any default under any Note.

            21. Applicable Law.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT EACH COMPANY AND TRUSTEE SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR INDENTURE OR ANY OTHER SECURITY DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH COMPANY AND Trustee CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH COMPANY AND Trustee IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THE INDENTURE OR ANY SECURITY


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

DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH COMPANY AND Trustee WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

            22. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THE INDENTURE OR ANY SECURITY DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE INDENTURE OR ANY SECURITY DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            23. Failure or Indulgence Not Waiver; Remedies Cumulative; Severability.

            (a) No failure or delay on the part of Trustee or any Holder in the exercise of, and no course of dealing with respect to, any power, right or privilege under the Indenture or this Agreement or any other Security Document shall impair such power, right or privilege or be construed to be a waiver of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or any other right, power or privilege. All rights and remedies existing under the Indenture, this Agreement, the other Security Documents or by law afforded are cumulative to, and not exclusive of, any rights or remedies otherwise available and shall be available to Trustee until the Secured Obligations have been indefeasibly paid in full.

            (b) The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement.

            24. Survival of Representations. All representations and warranties of each Company contained in this Agreement shall survive the execution and delivery of this Agreement.

            25. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.


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

            Witness the due execution hereof by the duly authorized officer of the undersigned as of the day first above written.


                                  CHELSEA COURT HOLDINGS LLC

                                     By:  Playboy TV International, LLC,
                                          its Sole  Member

                                          By: Playboy Entertainment Group, Inc.,
                                              its Sole Member


                                          By  /s/ Robert Campbell
                                              ----------------------------------
                                          Its Treasurer

                                          Address for notices:

                                          Chelsea Court Holdings LLC
                                            c/o PEI Holdings, Inc.
                                            680 North Lake Shore Drive
                                            15th Floor
                                            Chicago, IL 60611
                                            Tel: 312-649-1395
                                            Fax: 312-373-2180
                                            Attn: Senior Vice President -
                                                  Treasurer and Strategic
                                                  Planning

                                CANDLELIGHT MANAGEMENT LLC

                                   By:  Playboy TV International, LLC,
                                        its Sole Member

                                          By: Playboy Entertainment Group, Inc.,
                                              its Sole Member


                                          By  /s/ Robert Campbell
                                              ----------------------------------
                                          Its Treasurer

                                          Address for notices:

                                          Candlelight Management LLC
                                            c/o PEI Holdings, Inc.
                                            680 North Lake Shore Drive
                                            15th Floor
                                            Chicago, IL 60611
                                            Tel: 312-649-1395
                                            Fax: 312-373-2180
                                            Attn: Senior Vice President -
                                                  Treasurer and Strategic
                                                  Planning


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

                                  BANK ONE, N.A.
                                        as Trustee


                                        By  /s/ George N. Reaves
                                            ------------------------------------
                                        Its Vice President

                                               Address for notices:

                                                1 Bank One Plaza
                                                Mail Code IL1-0430
                                                Chicago, IL  60670-0430
                                                Fax: 312-336-8840


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

                                   SCHEDULE I
                              TO PLEDGE AGREEMENT

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                                      Ownership Percentage of     Percentage of
          Interest                            Interest          Interest Pledged
--------------------------------------------------------------------------------
1945/1947 Cedar River C.V.                      100%                   65%
--------------------------------------------------------------------------------